Exhibit 99.1

                Greatbatch, Inc. Revises 2007 Financial Guidance

     CLARENCE, N.Y.--(BUSINESS WIRE)--Sept. 25, 2007--Greatbatch, Inc. (the "Company") (NYSE: GB) announced today that, based on the recent receipt from its customers of updated demand forecasts for the balance of the year, it is adjusting its recent 2007 guidance. The Company believes that the revisions to the customers demand forecasts include the impact of inventory adjustments as well as their revised outlooks for the balance of the year. The Company expects full year sales to be in the range of $305 million to $315 million, GAAP EPS of $0.67 - $071 and adjusted EPS of $1.37 - $1.41. The GAAP EPS guidance adjustment for 2007 is primarily due to reduced sales volume. This was partially offset by lower expense ($0.09) associated with a revision to the in-process research and development charge related to the acquisition of Enpath Medical, Inc.

     Thomas Hook, President and CEO, commented "We are lowering our near term sales projections. However, 2007 is still anticipated to be a record sales year for Greatbatch. The revised sales forecast represents a 13% to 16% increase from the 2006 actual results. After adjusting for the acquisition of Enpath, the organic growth rate is forecasted to be 6% - 9%, which exceeds the projected 2007 composite market growth. We remain confident that our strategic initiatives have positioned Greatbatch for continued growth."


                                     Current            Previous
----------------------------------------------------------------------
Sales (000's)                  $305,000 - $315,000 $320,000 - $325,000
GAAP EPS (1)(4)                      $0.67 - $0.71       $0.78 - $0.82
EPS - adjusted (1)(2)(3)(4)(5)       $1.37 - $1.41       $1.57 - $1.64

Diluted weighted average shares
 outstanding (000's)                        24,500              24,500
Effective tax rate                           48.0%               47.5%
Capital spending (000's) (6)     $20,000 - $35,000   $35,000 - $45,000


(1) Includes the impact of stock-based compensation under FAS123(R) of $0.12 to $0.15.

(2) Excludes plant relocation/asset dispositions of $0.14 to $0.16. Includes continued excess capacity costs associated with delayed closure of feedthrough facility.

(3) Excludes gain on exchange of debentures of $0.12.

(4) Includes $0.11 gain on sale of investment realized in Q2 2007.

(5) Excludes write-off of in-process research and development costs of $0.63 ($0.72 in previous guidance) and $0.04 for other acquisition related adjustments.

(6) Includes expansion of Electrochem Commercial Power facility of approximately $10 million, reduced from $20 million in previous guidance due to the timing of payments.


     Forward-Looking Statements

     Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

     About Greatbatch, Inc.

     Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation and interventional radiology markets. Additionally, Greatbatch supplies commercial power sources for other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.


     CONTACT: Greatbatch, Inc.
              Anthony W. Borowicz, 716-759-5809
              Treasurer and Director, Investor Relations tborowicz@greatbatch.com